MINE SAFETY DISCLOSURE

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Financial Reform Act”) and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Exchange Act that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

Mine Safety Information

Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the operator (e.g., our subsidiary, Hycroft Resources & Development Inc.) must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed.

The following table reflects citations and orders issued to us by MSHA during the three months ended September 30, 2020, excluding citations and orders issued to contractors. The proposed assessments as of and for the three months ended September 30, 2020 were taken from the MSHA Mine Data Retrieval System. Section references below are to sections of the Mine Act.

Mine or Operation[1]:	Total # of "Significant and Substantial" Violations Under §104(a)[2]	Total # of Orders Issued Under §104(b)[3]	Total # of Citations and Orders Issued Under §104(d)[4]	Total # of Flagrant Violations Under §110(b)(2)[5]	Total # of Imminent Danger Orders Under §107(a)[6]	Total Amount of Proposed Assessments from MSHA under the Mine Act[7]	Total # of Mining-Related Fatalities[8]	Pending Legal Actions[9]	Legal Actions Instituted[10]	Legal Actions Resolved[11]
Hycroft Mine (MSHA ID# 2601962)	1	—	—	—	—	$3,483	—	—	—	—

[1]	MSHA assigns an identification number to each mine or operation and may or may not assign separate identification numbers to related facilities. The definition of “mine” under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools, and minerals preparation facilities.
[2]	Represents the total number of citations issued by MSHA under Section 104 of the Mine Act for violations of health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.
[3]	Represents the total number of orders issued under Section 104(b) of the Mine Act, which represents a failure to abate a citation under Section 104(a) of the Mine Act within the period prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines the violation has been abated.
[4]	Represents the total number of citations and orders issued by MSHA under Section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.
[5]	Represents the total number of flagrant violations identified by MSHA under Section 110(b)(2) of the Mine Act.
[6]	Represents the total number of imminent danger orders issued under Section 107(a) of the Mine Act.
[7]	Amount represents the total United States dollar value of proposed assessments received from MSHA during the three months ended September 30, 2020.
[8]	Represents the total number of mining-related fatalities at mines subject to the Mine Act pursuant to Section 1503(a)(1)(G) of the Financial Reform Act.
[9]	Represents the total number of legal actions pending as of September 30, 2020 before the Federal Mine Safety and Health Review Commission as required by Section 1503(a) of the Financial Reform Act.
[10]	Represents the total number of legal actions instituted as of September 30, 2020 before the Federal Mine Safety and Health Review Commission as required by Section 1503(a) of the Financial Reform Act.
[11]	Represents the total number of legal actions resolved as of September 30, 2020 before the Federal Mine Safety and Health Review Commission as required by Section 1503(a) of the Financial Reform Act.

Pattern or Potential Pattern of Violations
In addition, as required by the reporting requirements regarding mine safety included in Section 1503(a)(2) of the Financial Reform Act, for the three months ended September 30, 2020, none of the Company’s mines of which the Company is an operator has received written notice from MSHA of:

(a)	a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under Section 104(e) of the Mine Act; or
(b)	the potential to have such a pattern.